Exhibit 107.1

CALCULATION OF FILING FEE TABLES

F-3

DEUTSCHE BANK AKTIENGESELLSCHAFT

The maximum aggregate offering price of the securities to which the prospectus relates is $1,000,000. The prospectus is a final prospectus for the related offering.

Submission Type: 424B2

EX-FILING FEES

SEC File No. 333-278331

Final Prospectus: True

N/A